Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-255446-04

NORTHERN STATES POWER COMPANY

(a Minnesota corporation)

$700,000,000 5.40% FIRST MORTGAGE BONDS, SERIES DUE MARCH 15, 2054

Issuer:	Northern States Power Company (a Minnesota corporation)

Issue Format:	SEC Registered

Expected Ratings*:	Aa3/A+/A+ (Stable/Stable/Stable) (Moody’s/S&P/Fitch)

Security Type:	First Mortgage Bonds

Pricing Date:	February 22, 2024

Settlement Date:	February 29, 2024 (T+5)

Principal Amount:	$700,000,000

Maturity Date:	March 15, 2054

Interest Payment Dates:	Semi-annually on March 15 and September 15, commencing on September 15, 2024

Reference Benchmark Treasury:	4.750% due November 15, 2053

Benchmark Treasury Price:	104-26

Benchmark Treasury Yield:	4.456%

Spread to Benchmark Treasury:	+97 bps

Yield to Maturity:	5.426%

Coupon:	5.40%

Price to the Public:	99.613% of the principal amount

Net Proceeds to Issuer:	$691,166,000 (after deducting the underwriting discount but before transaction expenses)

Make-Whole Call:	Prior to September 15, 2053 (the par call date), T+15 bps (calculated to the par call date)

Par Call:	On or after September 15, 2053, at par

CUSIP/ISIN:	665772 CY3 / US665772CY38

Minimum Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:	MUFG Securities Americas Inc. RBC Capital Markets, LLC U.S. Bancorp Investments, Inc. SMBC Nikko Securities America, Inc.

Co-Managers:	Drexel Hamilton, LLC Mischler Financial Group, Inc. Multi-Bank Securities, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling MUFG Securities Americas Inc. toll-free at 1-877-649-6848, RBC Capital Markets, LLC toll free at 1-866-375-6829 or U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607.